Exhibit 99.1

NEXCEN BRANDS, INC.
UNAUDITED PURCHASE PRICE INFORMATION

On January 29, 2008, the Company acquired substantially all of the assets of Great American Cookie Company Franchising, LLC, consisting of principally intellectual and intangible property associated with the Great American Cookie Brand franchising system (“GAC”) from Mrs. Fields Famous Brands, LLC (the “Seller”). The Company also acquired a related cookie dough manufacturing facility (along with inventory and supplies) that produces cookie dough for the Great American Cookie franchisees from Great American Manufacturing, LLC (also a subsidiary of the Seller). The purchase price paid at closing was approximately $93.6 million consisting of $89.0 million in cash and 1,099,290 shares of the Company’s common stock with an average value of $4.24 per share based on the closing price of one share of the Company’s common stock for the 5 day period beginning two days before the closing and ending two days after. Concurrently, the Company entered into a settlement and release agreement with various parties including certain existing GAC franchisees in satisfaction of an existing preferential rights agreement between the franchisees and the Seller whereby the Company, in part issued to these franchisees: (a) in the aggregate 300,000 warrants with a ten year life to purchase the Company’s common stock with an exercise price of $4.23 per share and (b) in the aggregate $1.0 million in future franchise fee credits which are available for two years for any Company offered franchise brand. The estimated fair value of the warrants issued to purchase the Company’s common stock is $984,000. The estimated fair value of the franchise fee credits is $712,000.

The preliminary purchase price allocation is based on the estimated fair values of the assets acquired and liabilities assumed as follows (in thousands):

Inventories	$1,610
Other current assets	133
Land	249
Building	966
Machinery, equipment and fixtures	749
Franchise agreements	579
Trademarks	43,500
Goodwill	48,622
96,408
Liabilities assumed	(273)
Preliminary purchase price allocation	$96,135

The historical cost of the assets acquired and liabilities assumed at December 29, 2007 (the Seller’s fiscal year end) are included in the following presentation of the unaudited pro forma condensed consolidated balance sheets of the Company in the column labeled “Great American Cookie Brand Acquired”. The difference between the fair market value of the assets acquired and liabilities assumed at the date of acquisition, including the fair market value of intangible and intellectual property that had no carrying value in the financial statements of the Seller are included in the following presentation of the unaudited pro forma condensed consolidated balance sheets of the Company in the column labeled “Pro Forma Adjustments”